701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fourth Quarter and Full Fiscal Year 2008 Financial Results

RONKONKOMA, NY -- April 14, 2008 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its fourth quarter and full fiscal year 2008 ended January 31, 2008.

Financial Results Highlights and Recent Company Developments

▪	Sequential Earnings Per Share (“EPS”) Growth Achieved in Every Quarter of FY2008
▪	Margins Improved Through Lower Manufacturing Costs and Favorable Sales Mix
▪	Operating Profit Increased 27.9% in 4Q08 as Compared to 3Q08 and by 21.7% from 4Q07
▪	International Sales Growth
o	Brazil Acquisition on track for May 2, 2008 Closing
o	New Australian Distributor Agreement
▪	Progress Made with New Product Introductions and Sales/Marketing Efforts

Fourth Quarter Fiscal Year 2008 Financial Results

Net sales were $24.9 million in the fourth quarter of 2008, a decrease of 2.5% from $25.6 million in the comparable 2007 period, and an increase of 6.4% as compared to the third quarter of 2008.  Gross profit increased $0.5 million, or 9.4%, to $6.2 million for the fourth quarter 2008, as compared to $5.6 million for the same period in 2007 and $5.7 million in the third quarter of 2008.  Gross profit as a percentage of net sales increased to 24.7% for the quarter ended January 31, 2008 from 22.0% same period of the prior fiscal year and 24.3% for the quarter ended October 31, 2007.  Operating profit increased by $0.3 million, or 21.7%, to $1.7 million, from $1.4 million for the fourth quarter of 2007 and as compared to 1.3 million in the third quarter of 2008.  Operating income as a percentage of net sales increased to 6.9% for the fourth quarter of 2008 from 5.5% for the same period in fiscal 2007 and 5.8% for the third quarter of 2008.  The improvement in operating profit and margins are primarily due to the use of lower cost raw materials, new product introductions and the end of the rebate program initiated early in FY08 to meet competition.  Net income for the fourth quarter of FY08 was $1.0 million compared with $1.3 million for the fourth quarter FY07 and $0.9 million for the third quarter of FY08.  EPS for the fourth quarter of fiscal year 2008 was $0.18, compared with $.23 for the fourth quarter of FY07 and $0.17 for third quarter FY08.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “Our management team has been steadfast in its resolve to continue developing, implementing and executing on a transitional strategy intended to improve Lakeland’s financial performance, and position it for longer term growth and prosperity. I believe we have already benefited from these endeavors and that we succeeded in getting ‘out of the rough’ as evidenced by our fourth quarter results for fiscal year 2008. We are now setting our sights on restoring our historically high levels of cash flows and enhancing our profitability.”

“I believe our fourth quarter proves that Lakeland has turned the corner, and that the investments made in new products and distribution capabilities since 2006 have borne fruit.”

Fiscal Year 2008 Financial Results

Net Sales.  Net sales decreased $4.4 million, or (4.4%), to $95.7 million for the year ended January 31, 2008 compared to $100.2 million for the year ended January 31, 2007. The net decrease was comprised of decreased sales in Tyvek disposable garments of $6.9 million in the U.S. and $1.0 million in Canada primarily due to competitive market conditions, competitors rebate programs, lower government spending in the Company’s Chemical Protective garments by $200,000 and less revenue from India of $210,000 as a result of its shutdown for retooling during this fiscal year, counter balanced by growth in sales in Chile and United Kingdom subsidiaries of $1.2 million and by increased external sales from China of $1.1 million.  The Company re-opened its Indian facility in March 2008, so the resumption of glove sales should take full effect in the second quarter of fiscal 2009.  Sales of wovens and gloves increased by $1.3 million compared to the same period last year. The increase in woven sales was due to the Company’s new anti-static product, and to the increase in fire gear sales which was due to all new NFPA standards and Underwriter’s Laboratory (UL) certifications regarding the construction of fire gear, which negatively impacted the entire industry in the first two quarters. The $230,000 decline in glove sales was due to the loss of two customers, one of whom went out of business. Wovens sales benefited from the introduction of a new line of aseptic anti-static garments.

Gross Profit. Gross profit decreased $1.9 million or 7.9% to $22.4 million for the year ended January 31, 2008 from $24.3 million for the year ended January 31, 2007.  Gross profit as a percentage of net sales decreased to 23.4% for the year ended January 31, 2008 from 24.2% for the year ended January 31, 2007, primarily due to a sales rebate program to meet competitive conditions resulting in a $467,000 reduction in sales and higher Tyvek fabric costs. Such higher Tyvek costs resulted from Tyvek purchased earlier with no rebate, charged to costs of goods sold for the months of April, May and into early June resulting in higher costs of approximately $510,000. The supply of this higher cost raw material has now been exhausted, so gross margin improvement is anticipated relative to the lower cost of materials for new sales as compared to sales in the prior periods. Start-up expenses included in gross profits costs related to the new foreign subsidiaries of approximately $275,000 were partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the U.S. to China and Mexico, and a completion of the plant restructuring in Mexico, rework expenses on a chemical suit contract, and reduced volumes in lower margin fire gear and gloves.

Operating Expenses.  Operating expenses decreased $0.2 million, or 1.0% to $17.4 million for the year ended January 31, 2008 from $17.6 million for the year ended January 31, 2007.  As a percent of net sales, operating expenses increased to 18.1% for the year ended January, 2008 from 17.5% for the year ended January 31, 2007.  The $0.2 million decrease in operating expenses in the year ended January 31, 2008 compared to the year ended January 31, 2007 was principally due to (decreases) or increases in:

☐           ($0.25) million miscellaneous net expense decreases.
☐           $(0.20) million net reduction of SGA costs from new entities in India, Chile and Japan.
☐	$(0.20) million of net reduction in insurance and employee benefits mainly resulting from a more positive experience in our self insured medical plan.
☐
$(0.17) million net reduction in sales salaries and commissions, mainly in disposables, chemicals and Canada and related payroll taxes.  Several senior level sales personnel were added to support lagging sales in disposables, support new product introductions and coordinate international sales efforts, offset by lower commissions due to lower volume.

☐           $0.09 million in share-based compensation.
☐
$0.26 million increase in R&D spending as several projects were proven conceptually necessitating further investigation and development. As a result, FY08 R&D expenses were largely related to product testing and certification while FY07 R&D was primarily raw material evaluation.

☐	$0.28 million in higher professional and consulting fees, largely resulting from engineering consultants setting up the Indian production facility.

Operating Profit.  Operating profit decreased by $1.7 million, or 25.9% to $5.0 million, from $6.7 million for the prior year. Operating income as a percent of net sales decreased to 5.2% for the year ended January 31, 2008 from 6.7% for the year ending January 31, 2007 primarily due to increased operating expenses and lower volumes as discussed above.

Interest Expense.  Interest expense decreased by $26,000 for the year ended January 31, 2008 compared to the year ended January 31, 2007 because of reduced borrowings and interest rate decreases.

Other Income - Net.  Other income net decreased $.4 million principally as a result of a non-recurring gain on a pension plan liquidation of $.35 million in the previous year.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expense decreased $.25 million, or 13.8%, to $1.6 million for the year ended January 31, 2008 from $1.8 million for the year ended January 31, 2007.  Our effective tax rate was 32.35% and 26.3% for the year ended January 31, 2008 and 2007, respectively.  Our effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign tax rates, offset by the $500,000 Mexican restructuring charge which did not result in a tax benefit.

Net Income.  Net income decreased $1.8 million or 35.5%, to $3.3 million for the year ended January 31, 2008 from $5.1 million for the year ended January 31, 2007. The decrease in net income was the result of an increase in expenses related to the new foreign facilities in India, Chile, Japan and a decrease in profit by the domestic operations.

Fourth Quarter Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) on April 14, 2008, to discuss the Company’s fourth quarter financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 866-300-4047 (domestic) or 416-641-6123 (international), code 3255696.

A conference call replay will be available by dialing 800-408-3053 (domestic) or 416-695-5800 (international), code 3255696.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 800 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	January 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$3,428	$1,907
Accounts receivable, net	14,928	14,780
Inventories, net	48,116	40,956
Deferred income taxes	1,970	1,355
Other current assets	1,828	3,116
Total current assets	70,270	62,114

Property and equipment, net	$13,325	$11,084
Other assets	157	129
Goodwill	871	871
	$84,623	$74,198

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$3,313	$3,055
Accrued compensation and benefits	407	767
Other accrued expenses	1,883	504
Current maturity of long term debt	94	-----
Total current liabilities	4,997	4,326
Borrowing under revolving credit facility	8,871	3,786
Construction loan payable (net of current maturity of $94,000)	1,882	-----
Deferred income taxes	-----	27
Total liabilities	15,750	8,139

Commitments and contingencies

Stockholder’s equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,523,288 and 5,521,824 shares at January 31, 2008 and at January 31, 2007, respectively	55	55
Other comprehensive loss	(36)	-----
Additional paid-in capital	49,212	48,972
Retained earnings	19,642	17,032
Total stockholders’ equity	68,873	66,059
Total liabilities and stockholders’ equity	$84,623	$74,198

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Year Ended
	January 31,
	2008	2007

Net sales	$95,740	$100,171

Cost of goods sold	73,383	75,895

Gross profit	22,357	24,276

Operating expenses	17,374	17,554

Operating profit	4,983	6,722

Interest and other income, net	212	564

Interest expense	(330)	(356)

Income before income taxes	4,865	6,930

Income tax expense	1,574	1,826

Net income	$3,291	$5,104

Net income per common share:
Basic	$0.60	$0.92
Diluted	$0.59	$0.92

Weighted average common
shares outstanding:
Basic	5,522,751	5,520,881
Diluted	5,542,245	5,527,618